Exhibit 99.2

Certain Supplemental Information not Included in the Press Release

The Company’s debt to Adjusted EBITDA ratio referenced in exhibit 99.1 is defined as the ratio of Adjusted Consolidated Total Indebtedness to Adjusted EBITDA for the trailing four quarters. Adjusted Consolidated Total Indebtedness and Adjusted EBITDA are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted Consolidated Total Indebtedness and Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our Adjusted EBITDA may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

The following table presents a reconciliation of Adjusted Consolidated Total Indebtedness to Total long-term debt, net, which is calculated in accordance with U.S. GAAP (in thousands):

As of December 31, 2011
ADJUSTED CONSOLIDATED TOTAL INDEBTEDNESS	$3,262,392
HealthTronics indebtedness	5,657
Obligations under direct financing arrangements	(5,455)
Unrestricted Cash & Permitted Investment, as defined in our Credit Agreement	250,000

TOTAL LONG-TERM DEBT, NET	3,512,594

The following table presents a reconciliation of Adjusted EBITDA to Net income attributable to Endo Pharmaceuticals Holdings Inc., which is calculated in accordance with U.S. GAAP (in thousands):

Twelve months ended December 31, 2011
ADJUSTED EBITDA	$1,072,337
American Medical Systems Holdings, Inc. pro forma EBITDA(1)	(69,864)
Equity earnings from investments	(1,663)
Asset impairment charges	(116,089)
Loss on extinguishment of debt, net	(11,919)
Cost reduction initiatives	(21,821)
Stock-based compensation	(46,013)
Acquisition-related items, net	(33,638)
Inventory step-up	(49,438)
Upfront and milestone payments to partners	(28,098)
Cost savings and synergies from acquisitions as agreed by loan syndicate	(15,369)
Other, net	4,252

EBITDA	682,677

Depreciation and amortization	(237,414)
Interest expense, net	(148,024)
Income tax expense	(109,626)

NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$187,613

(1)	Adjusted EBITDA, as defined in our Credit Agreement, includes the pre-acquisition adjusted EBITDA of American Medical Systems Holdings, Inc. (AMS) from January 1, 2011 to June 17, 2011. This amount was calculated by taking the consolidated GAAP net loss of AMS from January 1, 2011 to June 17, 2011 of $(5.4) million and adding back certain adjustments as defined in the Credit Agreement. These adjustments include certain acquisition-related items of $34.3 million, stock-based compensation expense of $4.3 million, interest expense, net of $11.5 million, income tax expense of $15.5 million and depreciation and amortization of $9.7 million.